SECOND AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

INVESTMENT ADVISORY AGREEMENT

with

MAIRS & POWER, INC.

THIS SECOND AMENDMENT dated as of August 29, 2023, to the Investment Advisory Agreement dated as of August 18, 2020, as amended June 13, 2022 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and MAIRS & POWER, INC. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the annual management fee rate for the Mairs & Power Minnesota Municipal Bond ETF, effective September 1, 2023; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of reducing the annual management fee rate for the Mairs & Power Minnesota Municipal Bond ETF.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	MAIRS & POWER, INC.

By: /s/ John P. Buckel	By: /s/ Robert W. Mairs
Name: John P. Buckel	Name: Robert W. Mairs
Title: President	Title: President, General Counsel, CCO

SCHEDULE A

Series of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Mairs & Power Minnesota Municipal Bond ETF	0.25%